Exhibit 99.1

YOUNG BROADCASTING INC. TO SELL KRON-TV IN SAN FRANCISCO

COMPANY RETAINS PROMINENT FINANCIAL ADVISORS
MOELIS & COMPANY TO CONDUCT A SALE PROCESS

                New York, NY, January 10, 2008—Young Broadcasting Inc. (YBI) (NASDAQ-YBTVA) today announced that it has retained prominent financial advisors Moelis & Company to conduct a process leading to the sale of the company’s largest station, KRON-TV, based in San Francisco, California. San Francisco is the sixth largest television market in the United States.

                KRON-TV, a multi-award winning station, is one of the most prestigious broadcasting properties in the country. Until 2006 when it became an affiliate of MyNetwork TV, KRON-TV was the largest independent station in the United States and the only independent VHF station in its market. KRON-TV is a unique station with an important position in the market as the television news source for San Francisco. The station, due to its many hours of local programming, is benefiting from the industry trend towards increased localism.

                Young Broadcasting stated that its goal was to conclude an agreement for the sale of KRON-TV before the end of the first quarter. In addition to the station’s considerable assets the buyer will benefit from certain favorable tax attributes.

                “When we purchased KRON-TV in 2000 we believed we had acquired a jewel and we still feel that is the case today. KRON-TV is one of the most valuable television stations in the country”, stated Vincent Young, Chairman of Young Broadcasting. “Our decision to sell is based on the high level of interest in the property that we have received. It is purely a strategic economic decision, allowing us to benefit from the proceeds of the sale to further our future corporate initiatives.”

Moelis & Company is a relationship-based investment bank that provides advice on mergers and acquisitions, restructurings and other corporate finance matters and manages investment funds which integrate capital solutions with the firm’s advisory expertise. Moelis & Company serves a broad client base through its offices in Los Angeles, New York and Boston.

                Young Broadcasting owns ten television stations and the national representation firm, Adam Young Inc. Five stations are affiliated with the ABC television network, WKRN-TV-Nashville, TN, WTEN-TV-Albany, NY, WRIC-TV-Richmond, VA, WATE-TV-Knoxville, TN, and WBAY-TV-Green Bay, WI. Three are affiliated with the CBS television network, WLNS-TV-Lansing, MI, KLFY-TV-Lafayette, LA, and KELO-TV, Sioux Falls, SD and one is affiliated with the NBC television network, KWQC-TV-

Davenport, IA. KRON-TV, as stated previously, is based in San Francisco, CA and is a MyNetwork TV affiliate.

Any statements in this press release that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding a prospective sale of KRON-TV, the timing of such sale, and the amount and use of proceeds of such sale, and are inherently subject to risks and uncertainties.  Many factors could cause our plans to change or to not be realized as contemplated.  Our ability to complete a sale of KRON-TV, on a timely basis or otherwise, is subject to any potential buyer’s ability to finance and close its acquisition of KRON-TV, to potential regulatory reviews, to changes in the national or San Francisco broadcast markets or economies, pricing fluctuations in national and local advertising, and to other factors beyond our control.  Our ability to redeploy the proceeds of a sale of KRON-TV, net of transaction costs and expenses, to further our future corporate initiatives may be impacted by, among other factors, our substantial indebtedness. Additional information concerning these and other important factors may be found in our filings with the Securities and Exchange Commission.  Statements in this press release are based upon information known to us as of the date of this press release, and we assume no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Vincent Young, Chairman or James Morgan, Chief Financial Officer — 212-754-7070 or Don Ciaramella of The Lippin Group — 212-986-7080